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                                                                   EXHIBIT 10.1

                        AMENDED AND RESTATED EMPLOYMENT
                                   AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 1, 1995, amends and restates in its entirety that employment agreement entered into January 2, 1981, by and between Dotronix, Inc., a Minnesota corporation (hereinafter "Dotronix") and William S. Sadler, a resident of the State of Minnesota (hereinafter "Sadler"), as such agreement was previously amended and extended by addendums dated December 30, 1985 and November 19, 1991.

WITNESSETH THAT:

     WHEREAS, Dotronix desires to employ the services of Sadler by reason of his ability and experience in the business of Dotronix; and

     WHEREAS, Sadler desires to continue to be employed by Dotronix and is willing to accept employment in accordance with the provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

     1. Duties. Dotronix hereby employs Sadler as President of Dotronix to supervise and direct the operation of the business conducted and to be conducted by Dotronix, subject always to the direction and control of the Board of Directors of Dotronix, and Sadler does hereby accept such employment.

     2. Term. This Agreement and Sadler's employment shall commence on the date hereof and expire on June 30, 1998, unless sooner terminated as provided for herein.

     3. Base Compensation. Dotronix shall pay, and Sadler shall accept, as base compensation for the services to be performed by Sadler hereunder, a monthly salary of fifteen thousand dollars ($15,000) adjusted annually at the same rate as the average annual salary adjustment of all Dotronix employees; provided, however, that such salary shall at no time be less than fifteen thousand dollars ($15,000) per month.

4. Incentive Compensation.

     (a) In addition to the base compensation described in Section 3, Sadler shall be paid a one-time cash incentive payment of $125,000 on July 31, 1998, if the conditions set forth in both (i) and (ii) below have been satisfied:

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     (i) A designated successor to Sadler as chief executive officer, acceptable to the Board of Directors, shall have been employed by Dotronix on or before June 30, 1997, and shall remain employed by Dotronix at June 30, 1998. The designated successor to Sadler need not have actually succeeded Sadler at June 30, 1997 or June 30, 1998, in order for this condition to be satisfied.

     (ii) Dotronix' corporate pre-tax earnings for the fiscal years ending June 30, 1996, 1997 and 1998 shall have aggregated at least $2 million. Any pre-tax loss during such fiscal years shall be included in the calculation of aggregate earnings for the three fiscal years as a negative number. The calculation of pre-tax earnings or loss for such fiscal years shall take into account the accrual or payment of any bonuses payable under Section 5 below and any amount payable under this Section 4.

     (b) If a Change of Control, as defined in Section 12 below, shall occur, Sadler shall immediately be paid a one-time cash payment of $125,000 pursuant to this Section 4, regardless of whether the conditions set forth in (a) above have been satisfied.

5. Bonus Compensation.

     (a) In addition to the base compensation described in Section 3, Sadler shall be paid a bonus of $150,000 in each of fiscal years 1995, 1996, 1997 and 1998; provided, however, that the bonus in any one year cannot exceed twenty percent (20%) of corporate pre-tax earnings before the payment of such bonus. In the event the bonus is restricted by the 20% limitation in one year, it will be made up in a subsequent year, provided that the sum of the bonus payments does not exceed twenty percent (20%) of corporate pre-tax earnings before the payment of such bonuses.

     (b) Sadler shall participate in Dotronix' incentive plan for salaried employees as the same may be structured from time to time on the same basis as other salaried employees. Payments received by Sadler under the salaried employee incentive plan for a given fiscal year shall be credited against the amount payable to Sadler under (a) above for such fiscal year. If the amount payable to Sadler under the salaried employee incentive plan for a fiscal year exceeds the amount payable to him under (a) above for such fiscal year, Sadler shall be entitled to receive the greater amount.

     (c) At Sadler's option, up to fifty percent (50%) of the bonus payable pursuant to (a) above for any fiscal year may be paid in the form of warrants to purchase Dotronix common stock. Such warrants shall have an exercise price of $1.00 per share and a term of 3 years from the date of issuance, and shall otherwise be in form and substance reasonably satisfactory to Dotronix and Sadler. If Sadler chooses to be

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paid a portion of his bonus in the form of such warrants, a warrant to purchase one share of Dotronix common stock shall be issued for each dollar of bonus compensation paid in the form of warrants.

     6. Existing Warrants. Dotronix agrees that the expiration date of the warrants to purchase 140,000 shares of Dotronix common stock presently held by Sadler shall be extended to December 31, 1997.

     7. Severance Benefit.

     (a) In the event Sadler's employment terminates due to his death or disability pursuant to Section 11(b) below, he (or, in the case of his death, his estate) shall be paid a severence benefit equal to one hundred percent (100%) of the base compensation which would be due under Section 3 (as adjusted, if applicable pursuant to Section 3) for the twelve full calendar months immediately following such termination. This severance benefit shall be due and payable 30 days subsequent to such termination of employment.

     (b) In the event Sadler's employment terminates following a Change of Control as defined in Section 12 below, he shall be paid a severence benefit equal to one hundred percent (100%) of the base compensation which would be due under Section 3 (as adjusted, if applicable, pursuant to Section 3) through the expiration date set forth in Section 2. This severance benefit shall be due and payable immediately upon such termination of employment.

     (c) Sadler shall not be entitled to a severance benefit pursuant to this
Section 7 in the event of his termination for "cause" as defined in Section 11 below or in the event of his resignation (other than a resignation following a Change of Control, as contemplated by the last sentence of Section 12).

     8. Activities During Employment. Sadler does hereby warrant and represent to Dotronix that he is not subject to any agreement or arrangement which would preclude him from carrying out the terms of this Agreement. Sadler and Dotronix acknowledge and agree that Sadler shall be permitted, during the term of this Agreement, to devote such time as is necessary to the fulfillment of his obligations as President of Dynetic Systems, Inc., a Minnesota corporation. Sadler agrees that he shall at all times devote his full time, energy and skill during reasonable business hours to the performance of his duties as President of Dotronix and as President of Dynetic Systems, but that the majority of his time and efforts shall be devoted to the business affairs of Dotronix.

     9. Benefits. Sadler shall be entitled to participate in any insurance, pension and other benefits which may be afforded by Dotronix to its employees engaged in a supervisory or management position.


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     10. Covenant Not to Compete. Sadler agrees that, during the term of this
Agreement and for a period ending three (3) years after the termination of his employment with Dotronix for any reason, he will not, directly or indirectly, on his own behalf or as a partner, officer, employee, consultant, stockholder, director, or trustee of any person, firm or corporation solicit, accept or service any customers of Dotronix, nor engage in any business which would compete with, or be of a similar nature to, the business being carried on by Dotronix. The parties hereto hereby recognize that money damages would not be an adequate remedy for the breach of this covenant and Sadler hereby agrees to the grant of specific performance of this covenant or other appropriate equitable relief by a court of competent jurisdiction in the event of its breach.

     11. Termination. Notwithstanding any other provision contained herein, this Agreement may be terminated by (a) the mutual agreement of the parties hereto;
(b) the death of Sadler, or the disability of Sadler which prevents him from performing his normal duties for a period of six consecutive months or more; or
(c) Dotronix for cause. For purposes of this Agreement, the term "cause" shall mean deliberate misconduct on the part of Sadler which is seriously injurious to the interests of Dotronix, which misconduct shall be specified in a written notice of termination delivered to Sadler by the Board of Directors of Dotronix.

12. Change of Control. A "Change of Control" shall have occurred if

     (a) any person other than Sadler, or any group of persons acting in concert other than a group of which Sadler is a part, shall acquire beneficial ownership of 35% or more of the outstanding voting stock of Dotronix, or

     (b) Dotronix shall be party to a merger, consolidation, share exchange or other business combination transaction as a result of which any person other than Sadler, or any group of persons acting in concert other than a group of which Sadler is a part, shall acquire or hold beneficial ownership of 35% or more of the outstanding voting stock of the surviving entity, or

     (c) a majority of the Board of Directors shall cease to be composed of the persons who are presently members of the Board (i.e., Sadler, Ray L. Bergeson, Robert J. Snow, Edward L. Zeman, and L. Daniel Kuechenmeister) or who were appointed or nominated with the affirmative vote of at least three of such persons, and, in the case of (a), (b) or (c) above, either

     (i) Sadler's employment with Dotronix thereafter is terminated (other than (A) for "cause" as defined in Section 11 above, or (B) by virtue of the death or disability of Sadler, or (C) by means of the resignation of Sadler), or

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     (ii) Sadler's responsibilities with Dotronix thereafter are materially reduced without his agreement, or Sadler is required to relocate without his agreement.

A resignation by Sadler following the occurrence of an event specified in (ii) above shall not be deemed a resignation by Sadler for purposes of (i)(C) above or for purposes of Section 7(c).

     13. Entire Agreement and Governing Law. This Agreement contains the entire agreement between the parties hereto and it shall be amended or modified only by written instruments signed by both parties hereto. This Agreement shall in all respects be governed, enforced and interpreted in accordance with the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                        DOTRONIX, INC.


                                        By  /s/ Warren M. White
                                            -------------------
                                            Warren M. White
                                            VP Finance


                                            /s/ William S. Sadler
                                            ----------------------
                                            William S. Sadler






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